Exhibit 99.(k)(4)

DISTRIBUTION ASSISTANCE AGREEMENT

THIS AGREEMENT, dated as of                     , 2012, is entered into by and among Stone Harbor Emerging Markets Total Income Fund, a Massachusetts business trust (the “Fund”), Stone Harbor Investment Partners LP, a Delaware limited partnership (the “Adviser”), and ALPS Distributors, Inc., a Colorado corporation (“ALPS”).

In consideration for ALPS’s provision of distribution assistance services to the Fund in connection with the offering (the “Offering”) of common shares of the Fund pursuant to the Fund’s prospectus dated                  , 2012 (the “Prospectus”), which services include assistance with coordinating the road show and designing and coordinating the printing of marketing materials, the Fund shall pay ALPS the amounts described below.

First, the Fund shall pay ALPS 0.10% of the total public offering price (inclusive of any exercise of the overallotment) (the “Fee”) to the extent that the Fund has not otherwise paid expenses relating to the Offering (exclusive of sales load, but inclusive of the reimbursement of underwriter expenses) up to the reimbursement cap of $0.05 per common share of the Fund.  In addition, the Fund shall reimburse ALPS for up to $225,000 of its reasonable and documented out-of-pocket expenses related to the road show (the “Expenses”) to the extent that the Fund has not otherwise paid expenses relating to the Offering (exclusive of sales load, but inclusive of the reimbursement of underwriter expenses and the Fee) up to the reimbursement cap of $0.05 per common share of the Fund.

This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

If the amount described in the above paragraph paid by the Fund to ALPS is less than the sum of the Fee plus the Expenses, the Adviser shall pay ALPS such difference.

The Fund, the Adviser and ALPS acknowledge and agree that the compensation set forth above shall be the only compensation ALPS will receive from the Fund for its distribution assistance in connection with the Offering.

STONE HARBOR EMERGING MARKETS TOTAL INCOME FUND

By:
Name:
Title:

STONE HARBOR INVESTMENT PARTNERS LP

By:
Name:
Title:

ALPS DISTRIBUTORS, INC.

By:
Name:	Thomas A. Carter
Title:	President